Exhibit 5

                         Jones, Walker
                      Waechter, Poitevent
                   Carrere & Denegre, L.L.P.

                        August 1, 1997


          Tidewater Inc.
          1440 Canal Street
          New Orleans, Louisiana  70112

          Gentlemen:

               We have acted as counsel for Tidewater Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 3,000,000 shares (the "Shares") of common stock, $.10 par value for each share, pursuant to the terms of the Tidewater Inc. 1997 Stock Incentive Plan (the "Plan").

               Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the Shares have been duly authorized and, when issued for at least par value upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

               We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        JONES, WALKER, WAECHTER,
                                        POITEVENT, CARRERE & DENEGRE, L.L.P.



                                        /s/ Jones, Walker, Waechter,
                                            Poitevent, Carrere &
                                            Denegre, L.L.P.